UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 24, 2015

Carter Validus Mission Critical REIT II, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-55435	46-1854011
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4890 West Kennedy Blvd.

Suite 650

Tampa, Florida 33609

(Address of principal executive offices)

(813) 287-0101

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 24, 2015, Carter Validus Mission Critical REIT II, Inc. (the “Company”), through HCII-2752 Century Boulevard PA, LP (“HCII-2752 Century Boulevard PA”), a wholly-owned subsidiary of Carter Validus Operating Partnership II, LP (“CVOP II”), the Company’s operating partnership, entered into a purchase agreement (the “Purchase Agreement”) with Tegra Reading Medical Associates, LLC, a Delaware limited liability company, which is not affiliated with the Company, its advisor or its affiliates (the “Seller”), for the purchase of 100% of the fee simple interest in an approximately 33,000 square foot net leased surgical center property, (the “Surgical Center Property”). The terms of the Purchase Agreement provide for a purchase price of $25,000,000, plus closing costs.

The Purchase Agreement provides for: (i) a due diligence period from April 24, 2015 through May 24, 2015 (the “Review Period”); (ii) an initial earnest money deposit of $500,000 paid within three business days of April 24, 2015, which will be applied towards the purchase price on the completion of the acquisition of the Surgical Center Property; (iii) a right to terminate the Purchase Agreement, in HCII-2752 Century Boulevard PA’s sole discretion, for any or no reason, during the Review Period; (iv) a refund of the initial earnest money deposit to HCII-2752 Century Boulevard PA if it elects to terminate the Purchase Agreement prior to the expiration of the Review Period; (v) a second earnest money deposit of $500,000 paid within two business days of May 24, 2015 in the event that HCII-2752 Century Boulevard PA elects not to terminate the Purchase Agreement during the Review Period, which will be applied towards the purchase price on the completion of the acquisition of the Surgical Center Property; (vi) a refund of the second earnest money deposit to HCII-2752 Century Boulevard PA if it terminates the Purchase Agreement after the Review Period according to the terms of the Purchase Agreement; and (vii) an anticipated closing date of May 29, 2015. The Purchase Agreement also contains customary covenants, closing conditions, representations and warranties, and indemnification provisions.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	Purchase Agreement, dated April 24, 2015, by and between Tegra Reading Medical Associates, LLC and HCII-2752 Century Boulevard PA, LP

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Carter Validus Mission Critical REIT II, Inc.

Dated: April 30, 2015	By:	/s/ Todd M. Sakow
Name: Todd M. Sakow
Title: Chief Financial Officer